Exhibit 23.5

CONSENT OF AMEC E&C Services Inc.
(formerly Mineral Resources Development Inc.)

AMEC E&C Services Inc. consents to the use of its name pertaining to its reviews of resource estimates for the Soledad Mountain Project, Kern County, California in 1998 through 2000, and in 2005 to 2006, incorporated into Description of Business in the Form SB-2 of Golden Queen Mining Co. Ltd. dated May 2006, to be filed with the United States Securities and Exchange Commission.

Dated: May 2, 2006

AMEC E&C SERVICES INC.

/s/ L.B. Smith

Larry B. Smith
Manager, Mining & Metals Consulting

AMEC E&C, Inc.
780 Vista Boulevard, Suite 100
Sparks, Nevada 89434
USA
Tel + 1 775 331 2375
Fax + 1 775 331 4153
www.amec.com